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NEWS RELEASE                                           [TENNECO AUTOMOTIVE LOGO]


    Contacts:   Jane Ostrander                   Marc Harlow
                Media Relations                  Media Relations
                847 482-5607                     313 567-5014
                jostrander@tenneco.com           810 599-2558 (cell)
                                                 mharlow@franco.com
                Leslie Hunziker
                Investor Relations
                847 482-5042
                lhunziker@tenneco.com


           TENNECO AUTOMOTIVE PROPOSES TO MOVE EXHAUST PRODUCTION FOR
                           HARLEY DAVIDSON TO NEBRASKA
                 COMPANY RECOMMENDS CLOSING SALINAS, CA FACILITY

Lake Forest, Illinois, May 12, 2005 - Tenneco Automotive (NYSE: TEN) announced today that it intends to move its muffler and exhaust system operations supplying Harley-Davidson from the company's facility in Salinas, California to its Seward and Lincoln, Nebraska facilities. The proposed move would take place over the next 15 months and impact roughly 190 employees currently employed at the Salinas plant. The proposed move is designed to improve efficiency and reduce costs by moving operations closer to the customer and filling existing manufacturing capacity. The company also intends to consolidate engineering for Harley Davidson at its North American emission control engineering center in Grass Lake, Michigan, which would reduce costs and enhance technical capabilities.

"We regret the impact of this proposed move on the employees in Salinas. We are committed to working with them and their union to make the transition as smooth as possible," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "It's important that we continue to take steps to improve our operations worldwide. Our comprehensive evaluation of the Salinas operations showed that significant efficiencies could be achieved by moving production to our Nebraska facilities and consolidating engineering. We

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anticipate this proposed move would reduce costs and improve delivery time, quality and technical capabilities."

The proposed move is the result of evaluating options for integrating Gabilan Manufacturing into the Tenneco Automotive operations after the February 2005 acquisition of the company. Gabilan had been the exclusive supplier of mufflers and exhaust systems to Harley Davidson. Tenneco Automotive's purchase of the company was a strategic acquisition to expand its presence in the specialty vehicle market.

Tenneco Automotive currently produces muffler and other exhaust products for both OE and aftermarket customers at its Seward, Neb. facility. Plating for Harley Davidson mufflers and exhaust systems takes place at the nearby Lincoln Plating in Lincoln, Neb. The proposed production move would create approximately 90 new jobs at the company's Nebraska facilities. The company intends to move engineering and prototyping to Tenneco Automotive's Grass Lake, Mich. and Seward facilities. Other former Gabilan Manufacturing facilities in Milwaukee, Wis. and Emgisville, Penn. would not be affected.

Tenneco Automotive is a $4.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 18,800 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe(R) Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Gillet (TM), Walker(R), Quiet-Flow(TM) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components. Any other product names, trademarks and registered trademarks are the properties of their respective owners.


This press release contains forward-looking statements. Words such as "will", "expects" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and

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                                       -3-


countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries;
(ii) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business; (iii) changes in consumer demand and prices, including decreases in demand for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (iv) the cost of compliance with changes in regulations, including environmental regulations; (v) workforce factors such as strikes or labor interruptions; (vi) material substitutions and increases in the costs of raw materials; (vii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; and (xviii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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